UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2022

HEARTBEAM, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-41060	47-4881450
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2118 Walsh Avenue, Suite 210
Santa Clara, CA 95050
(Address of principal executive offices, including zip code)

(408) 899-4443
(Registrant’s telephone number, including area code)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	BEAT	NASDAQ
Warrant	BEATW	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into Material Definitive Agreement

Supplement to Partnership Agreement

On August 2,2022, HeartBeam, Inc. (the “Company”) entered into a Supplemental Agreement (the “Supplemental Agreement”) to the partnership agreement dated January 2, 2022 (the “Partnership Agreement”) with LIVMOR, Inc. (“LIVMOR”), a digital health solutions company, to build a Company-branded version of the LIVMOR’s Halo+ FDA cleared turnkey solution for remote patient monitoring to connect physicians and patients.

The Supplemental Agreement states the Company will pay an additional $200,000 for the source code access under the Partnership Agreement. Payments totaling $200,000 have been made by the Company and LIVMOR has delivered to the Company copies of source materials and codes. All licenses granted by LIVMOR will automatically be converted into a non-exclusive and perpetual license and become licenses granted on a royalty-free and fully paid-up basis.

The foregoing contains only a brief description of the material terms of and does not purport to be a complete description of the rights and obligations of the parties to the Supplemental Agreement, and such descriptions are qualified in their entirety by reference to the text of such agreement, which is filed hereto as Exhibits 10.1 and incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with Ken Persen

On August 2, 2022, the Board of Directors (the “Board”) of the Company appointed Ken Persen as Chief Technical Officer of the Company (the “Appointment”) effective as of August 2, 2022. In connection with the Appointment, the Company entered into an employment agreement with Mr. Persen dated August 2, 2022, (the “Employment Agreement”).

Pursuant to the Employment Agreement, the Company will compensate Mr. Persen an annual fee of $300,000, which is to be paid in semi-monthly installments in accordance with the Company’s normal payroll procedures. Mr. Persen’s salary will be subject to adjustment pursuant to the Company's employee compensation policies in effect from time to time and he will also be eligible to receive certain employee benefits. Additionally, Mr. Persen may receive an incentive bonus of 30% of his annual base salary of which (1) 20% shall be dependent on the delivery of the complete telehealth software ready for FDA submission, and (2) 10% shall be dependent on the overall corporate goals of the Company. Subject to the approval of the Board or its Compensation Committee, Mr. Persen shall be granted an option to purchase 80,000 shares of the Company’s Common Stock (the “Option”). The exercise price per share of the Option will be determined by the Board or the Compensation Committee when the Option is granted. The Option will be subject to the terms and conditions applicable to options granted under the Company’s 2022 Stock Plan (the “Plan”), as described in the Plan.

Mr. Persen combines over 28 years of experience in the medical device and digital health industries in engineering and senior management positions. Mr. Persen has been involved in several companies in cardiac rhythm management, holding positions including Chief Executive Officer, Chief Technology Officer, Executive Vice President and Director of Engineering. Since 2016 and prior to joining HeartBeam, Mr. Persen was the Chief Technology Officer at LIVMOR, Inc., a Digital Health company. In addition, from 2016 through November 2021, he was also Chief Executive Officer of LIVMOR. Prior roles included Director of Engineering at Cameron Health (acquired by Boston Scientific), a late stage medical device start up and engineering and management positions at Guidant Corp (acquired by Boston Scientific), a large medical device manufacturer. He is currently a Board Member at LIVMOR, Inc. He has an undergraduate degree from University of Minnesota, Duluth, with a BA in Computer Science.

Family Relationships

Mr. Persen does not have a family relationship with any of the current officers or directors of the Company.

Related Party Transactions

There are no related party transactions with regard to Mr. Persen reportable under Item 404(a) of Regulation S-K.

The foregoing contains only a brief description of the material terms of and does not purport does not purport to be a complete description of the rights and obligations of the parties to the Employment Agreement, and such description is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed hereto as Exhibit 10.2 and incorporated herein by reference.

On August 4, 2022, the Company issued a press release announcing the Appointment. A copy of the press release is filed hereto as Exhibits 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Supplemental Agreement between HeartBeam, Inc. and LIVMOR, Inc. dated August 2, 2022
10.2	Employment Agreement with Ken Persen, dated August 2, 2022
99.1	Press Release dated August 4, 2022

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HeartBeam, Inc.

Date: August 5, 2022	By:	/s/ Richard Brounstein
	Name:	Richard Brounstein
	Title:	Chief Financial Officer